   As filed with the Securities and Exchange Commission on December 20, 2001.
                                                           Registration No. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          HOLLINGER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                      95-3518892
  (State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                     Identification Number)

                             401 North Wabash Avenue
                                    Suite 740
                             Chicago, Illinois 60611
                                 (312) 321-2299
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              Mark S. Kipnis, Esq.
                          Hollinger International Inc.
                             401 North Wabash Avenue
                                    Suite 740
                             Chicago, Illinois 60611
                                 (312) 321-2299
 (Name, address, including zip code, and telephone number, of agent for service)

                                    Copy to:

                              Andrew J. Beck, Esq.
                                    Torys LLP
                                 237 Park Avenue
                            New York, New York 10017
                                 (212) 880-6000

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this registration statement.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] Not applicable.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] Not applicable.

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                                      Proposed             Proposed
                                                                       maximum              maximum
Title of each class of                         Amount to be         offering price     aggregate offering       Amount of
securities to be registered                     registered           per share(1)            price(1)        registration fee
-----------------------------------------------------------------------------------------------------------------------------
Class A Common Stock ($.01 par value)        2,000,000 shares           $10.81             $21,620,000           $5,168
=============================================================================================================================

(1) Computed in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for the registrant's shares of Class A Common Stock ($.01 par value) as reported on the New York Stock Exchange on December 18, 2001.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, dated December 20, 2001

Prospectus

                                2,000,000 Shares

                          HOLLINGER INTERNATIONAL INC.
                              CLASS A COMMON STOCK
                                ($.01 par value)


The 2,000,000 shares of Class A Common Stock, $.01 par value (the "Common Stock"), of Hollinger International Inc. ("we", "Hollinger" or the "Company") offered hereby may be sold from time to time by certain security holders of the Company (the "Selling Stockholders"). See "Selling Stockholders."

All expenses incurred in connection with this offering are being borne by the Company, other than any commissions or discounts paid or allowed by the Selling Stockholders to underwriters, dealers, brokers or agents.

The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares may be sold from time to time in transactions (which may include block transactions) on the New York Stock Exchange at the market prices then prevailing. Sales of the shares offered hereby may also be made through negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through which the sales of the shares offered hereby may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions and discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

The Common Stock is quoted on the New York Stock Exchange under the symbol
"HLR."

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is December ___, 2001.

                                TABLE OF CONTENTS

ADDITIONAL INFORMATION........................................................2

THE COMPANY...................................................................2

RISK FACTORS..................................................................3

USE OF PROCEEDS...............................................................7

SELLING STOCKHOLDERS..........................................................7

PLAN OF DISTRIBUTION..........................................................7

RECENT DEVELOPMENTS...........................................................7

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................8

LEGAL MATTERS.................................................................9

EXPERTS.......................................................................9

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered hereby (as amended and supplemented, the "Registration Statement"). This Prospectus forms part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits filed therewith. All of these documents may be inspected without charge at the Public Reference Section of the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies may be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains the Registration Statement and the exhibits thereto. The statements contained in this Prospectus concerning any contract or document are not necessarily complete; where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit.

                                   ----------

         The Company furnishes its stockholders with annual reports containing financial statements audited by independent accountants for each fiscal year and quarterly reports for the first three fiscal quarters of each year containing unaudited summary financial information.

                                   ----------

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Section of the principal office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company. The Common Stock of the Company is traded on the New York Stock Exchange and, in accordance therewith, the Company files reports, proxy statements and other information with the New York Stock Exchange.

                                   THE COMPANY

         The Company is a Delaware corporation with executive offices at 401 North Wabash Avenue, Suite 740, Chicago, Illinois 60611 and its telephone number at that address is 312-321-2299.

                                  RISK FACTORS

         Prior to making an investment decision, prospective investors should consider carefully the following factors in addition to the other information and financial data included or incorporated by reference in this Prospectus or any Prospectus Supplement.

RISKS RELATED TO OUR BUSINESS AND THE INDUSTRY

         Because the economy is currently experiencing an economic downturn, our financial performance for the fourth fiscal quarter of 2001 and possibly the fiscal quarters in the near future will be negatively affected by the prevalent economic conditions.

         Advertising and circulation are our two primary sources of revenue. Advertising revenues and, to a lesser extent, circulation revenues, are cyclical and dependent upon general economic conditions. Historically, decreases in advertising revenues have corresponded with general economic downturns and regional and local economic recessions. We currently expect that our results of operations, including revenues and EBITDA, for the fourth fiscal quarter of 2001 will decline in comparison to our results of operations from comparable operations for the same period for the year 2000 due in part to factors stemming from the general downturn in the economy that we are currently experiencing as well as a decrease in sales. Although we are currently unable to predict our operating performance for periods extending beyond the fourth quarter of 2001, we would generally expect that if the economic downturn continues that we would experience similar declines in our operating performance relative to 2001 levels for the duration of the downturn.

NEWSPRINT REPRESENTS OUR SINGLE LARGEST RAW MATERIAL EXPENSE AND INCREASES IN THE PRICE OF NEWSPRINT COULD DECREASE OUR NET INCOME.

         Newsprint represents the single largest raw material expense of our newspapers throughout the world and is our most significant operating cost, other than employee costs. Newsprint costs vary widely from time to time. Since the beginning of 2000, spot prices for newsprint have increased by as much as 20%. We expect that newsprint prices could continue to show significant variations during the remainder of 2001 and 2002. In the United Kingdom, the newsprint prices we pay in the remainder of 2001 and 2002, which are subject to longer-term contracts, are likely to increase from the prices we paid in 2000 because the contracts in effect for much of 2000 were booked at prices that were well below prices that prevailed in North America. Those price increases have had an adverse effect on our operating performance and may do so again in the future.

COMPETITION IN THE NEWSPAPER INDUSTRY ORIGINATES FROM MANY SOURCES. THE ADVENT OF NEW TECHNOLOGIES AND INDUSTRY PRACTICES, SUCH AS THE PROVISION OF NEWSPAPER CONTENT ON FREE INTERNET SITES, MAY DECREASE OUR SALES OR FORCE US TO MAKE OTHER CHANGES THAT HARM OUR OPERATING PERFORMANCE.

         Revenues in the newspaper industry are dependent primarily upon advertising revenues and paid circulation. Competition for advertising and circulation revenue comes from local and regional newspapers, radio, broadcast and cable television, direct mail, and other communications and advertising media that operate in our markets. In the past, newspapers which compete in some of our markets have chosen to reduce their cover prices and/or decrease the price of bulk sales in efforts to increase their circulation at the expense of our newspapers. Price competition has been particularly intense in the United Kingdom and Chicago, Illinois in recent years. These actions have in the past forced us to similarly reduce our cover prices and/or decrease the price of bulk sales, which has a negative effect on our sales revenues and overall financial performance. We may experience that price competition from competing newspapers and other media sources in the future that force us to make similar reductions, which would again decrease our operating results and circulation revenues. In addition, the use of alternative means of delivery, such as free Internet sites, for news and other content has increased significantly in the past few years. In the event that significant numbers of our customers choose to receive content using these alternative delivery sources rather than our newspapers, we may be forced to decrease the prices we charge for our newspapers or make other changes in the way we operate and our financial and operating performance may be harmed as a result.

OUR FOREIGN OPERATIONS SUBJECT TO US TO CURRENCY EXCHANGE RATE FLUCTUATIONS; ADVERSE MOVEMENTS IN EXCHANGE RATES MAY NEGATIVELY IMPACT OUR EARNINGS.

         Operations outside of the United States accounted for approximately 64.1% of our operating revenues and approximately 67.7% of our EBITDA for the year ended December 31, 2000 on a pro forma basis. Generally, we do not hedge against foreign currency exchange rate risks except through borrowings in those currencies. As a result, we may experience economic loss and a negative impact on earnings with respect to our investments and on dividends from our foreign subsidiaries from those currency exchange rate fluctuations.

WE MAY EXPERIENCE LABOR DISPUTES, WHICH COULD SLOW DOWN OR HALT PRODUCTION OR DISTRIBUTION OF OUR NEWSPAPERS OR OTHER PUBLICATIONS.

         A substantial percentage of our employees are represented by labor unions and those employees are mostly covered by collective bargaining or similar agreements which are regularly renewable. A work stoppage or strike may occur prior to the expiration of the current labor agreements or during negotiations of new labor agreements or extensions of existing labor agreements. Work stoppages or other labor-related developments could slow down or halt production or distribution of the newspapers, which would adversely affect our results of operations.

RISKS RELATED TO CONTROL BY A SINGLE SHAREHOLDER.

         Lord Black currently controls a majority of the voting power of the Company, and other shareholders will be unable to affect the outcome of stockholder voting as long as Lord Black retains his controlling interest.

         Hollinger Inc. is controlled by Lord Black, Chairman of the Board and Chief Executive Officer of us and Hollinger Inc., through his direct and indirect ownership of Hollinger Inc.'s securities, principally through Ravelston, a corporation owned by Lord Black, Mr. F. David Radler, Mr. Daniel Colson, Mr. J.A. Boultbee, Mr. Peter Atkinson, Mr. Peter White, Mr. Dixon Chant and Mr. Charles Cowan (all of whom are current or former officers and/or directors of Hollinger Inc. and the Company). By virtue of his control of Hollinger Inc. shares, Lord Black controls a 71.8% voting interest in the Company. As a result of this controlling interest, Lord Black will be able to determine the outcome of all matters that require shareholder approval, including the election of directors, amendment of the Company's charter and approval of significant corporate transactions. In addition, Lord Black will be in a position to prevent a change of control of the Company even if other shareholders were in favor of that transaction.

         We have been advised that Hollinger Inc. does not presently intend to reduce its voting power in our outstanding voting securities to less than 50%. We understand that neither Ravelston nor Lord Black presently intends to reduce its voting control over Hollinger Inc. so that a third party would be able to exercise effective control over it.

         Various entities which are affiliated with Lord Black and other officers and directors of the Company engage in significant transactions with the Company, which transactions may not necessarily be consummated on an arms-length basis and therefore may not be as favorable to the Company as those that could be negotiated with non-affiliated third parties.

         Ravelston controls the Company through its ownership interest in Hollinger Inc. Pursuant to a series of agreements between Ravelston and the Company (the "Service Agreements"), Ravelston provides advisory, consultative, procurement and administrative services to the Company and its subsidiaries including strategic advice, planning, and financial services (including advice and assistance with respect to acquisitions, divestitures and joint ventures), other consulting services and assistance in operational matters. The Service Agreements were negotiated in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties. The terms of the Service Agreements may therefore not be as favorable to the Company and its subsidiaries as the terms that might be reached through negotiations with non-affiliated third parties.

THE COMPANY IS PARTY TO A BUSINESS OPPORTUNITIES AGREEMENT WITH HOLLINGER INC. WHICH RESERVES CERTAIN RIGHTS TO HOLLINGER INC. WITH RESPECT TO MAKING ACQUISITIONS, AND THAT AGREEMENT MAY HAVE THE EFFECT OF LIMITING THE COMPANY'S ABILITY TO PURSUE CERTAIN ACQUISITION TRANSACTIONS.

         The Business Opportunities Agreement gives Hollinger Inc. the following rights as between the Company and Hollinger Inc.:

         - Hollinger Inc. has the right to all media and newspaper acquisition opportunities outside the United States, Israel, the United Kingdom, the rest of the European Community, Australia and New Zealand;

         - Hollinger Inc. has the right to all media acquisition opportunities unrelated to the newspaper business in the United States, Israel, the United Kingdom, the rest of the European Community, Australia and New Zealand; and

         - In the event that the Company acquires a newspaper business in Canada, the Company will be required to offer that business to Hollinger Inc. on terms no less favorable than the terms obtained by the Company for the acquisition.

         The Business Opportunities Agreement may therefore have the effect of preventing the Company from pursuing or consummating an acquisition transaction that its management would have otherwise pursued.

CERTAIN OF THE COMPANY OFFICERS ARE EMPLOYED BY RAVELSTON AND HOLLINGER INC. AS WELL AS THE COMPANY, WHICH COULD RESULT IN CONFLICTS OF INTEREST OR COULD LIMIT THE TIME THOSE OFFICERS DEVOTE TO MANAGEMENT OF THE COMPANY.

         Lord Black, the Company's Chairman and Chief Executive Officer, Mr. Radler, the Company's Deputy Chairman and Chief Operating Officer, Mr. Colson, Vice Chairman, Mr. Atkinson, Vice President, and Mr. Boultbee, Executive Vice President, each hold senior management positions with Hollinger Inc. and Ravelston as well as the Company. These officers spend a substantial part of their professional time and effort on behalf of Hollinger Inc. and Ravelston. In many instances, their efforts for Hollinger Inc. and Ravelston will relate to activities which are unrelated (and in some circumstances may be adverse) to the interests of the Company. The Company has not established any minimum time requirements for these officers.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

         We have substantial indebtedness which could adversely affect our financial health by, among other things:

         - increasing our vulnerability to adverse economic conditions or increases in prevailing interest rates, particularly if any of our borrowings are at variable interest rates;

         - limiting our ability to obtain any additional financing we may need to operate, develop and expand our business;

         - requiring us to dedicate a substantial portion of any cash flow from operations to service our debt, which reduces the funds available for operations and future business opportunities; and

         - potentially making us more highly leveraged than our competitors, which could potentially decrease our ability to compete in our industry.

         Our ability to make payments on our debt will depend upon our future operating performance which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flow from our subsidiaries' operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the Company.

         The documents governing the terms of our debt impose material operating and financial restrictions on us and our subsidiaries. These restrictions may limit our ability and the ability of our subsidiaries to engage in some transactions, including the following:

         - designated types of mergers or consolidations;

         - paying dividends or other distributions to our stockholders;

         - making investments;

         - selling or encumbering assets;

         - repurchasing our common stock;

         - changing lines of business;

         - borrowing additional money; and

         - engaging in transactions with affiliates.

         These restrictions could limit our ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our outstanding debt, complete acquisitions for cash or debt, or react to changes in our operating environment.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares offered in this Prospectus. However, Hollinger Inc. (or its direct or indirect wholly owned subsidiaries) will receive, in the aggregate, $20,000,000 from the sale to the Selling Stockholders of the 2,000,000 shares of Common Stock covered by this prospectus. Hollinger Inc. will use those proceeds for debt reduction and general corporate purposes.

                               RECENT DEVELOPMENTS

         Sale of CanWest Shares

         On November 28, 2001 we and our affiliates, Hollinger Canadian Newspapers, Limited Partnership ("Hollinger L.P.") and Hollinger Canadian Publishing Holdings Inc. entered into an agreement to sell to RBC Dominion Securities Inc. 27,405,000 Subordinated Voting Shares of CanWest Global Communications Corp. ("CanWest") representing the Hollinger group's entire shareholding in CanWest, for cash of approximately CDN$271 million. The transaction was closed on December 3 and 5, 2001.

         Sale of Newspapers

         On November 30, 2001 Hollinger L.P. sold to Osprey Media Group Inc. its two remaining Ontario community newspapers, The Observer (Sarnia) and the Chatham Daily News, for cash of approximately CDN $35 million, subject to adjustments.

         Hollinger Participation Trust

         On December 7, 2001 we and Hollinger L.P. sold a participation interest in the 12-1/8% Fixed Rate Subordinated Debentures due 2010 issued by 3815668 Canada Inc. held by us and Hollinger L.P. to Hollinger Participation Trust which, in turn, issued on a private placement basis pursuant to Rule 144A $140.5 million of 12-1/8% Senior Notes due 2010 for a price of 83% of their face amount.

         The net proceeds of the sales described above will be used by us for debt reduction and for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of December 12, 2001 (and as adjusted to reflect the sale of all of the shares of Common Stock offered hereby by the Selling Stockholders) with respect to the beneficial ownership of the Common Stock by the Selling Stockholders. Except as set forth in the footnotes to the table, all of these shares of Common Stock are owned with sole voting and investment power.

                                                                                         Shares Of            Shares of Common
                                                      Shares Of Common Stock        Common Stock Offered      Stock Owned After
       Name of Selling Stockholder                   Owned Prior To Offering        Pursuant To Offering          Offering
       ---------------------------                   -----------------------        --------------------      -----------------
Omega Overseas Partners Ltd.                                  859,200                        271,300                587,900
Beta Equities, Inc. 1,2                                       686,400                        216,100                470,300
Commonfund Global Macro Company 1,2                            94,800                         29,700                 65,100
HH Managed Account 5 Ltd. 1,2                                  33,600                         10,500                 23,100
Goldman, Sachs & Co. Profit Sharing Master                    119,800                         38,200                 81,600
     Trust 1,2

Ministers & Missionaries Benefit Board of                     107,200                         34,200                 73,000
    American Baptist Churches 1,2
237 Cobalt 1,3                                                400,000                        400,000                   *
Omega Equity Investors, L.P.                                  200,000                        200,000                   *
Omega Institutional Partners, L.P.                             70,000                         70,000                   *
Omega Capital Partners, L.P.                                  741,000                        655,000                 86,000
Omega Capital Investors, L.P.                                  81,900                         75,000                  6,900

     TOTAL......................................            3,393,900                      2,000,000              1,393,900

----------
1 All of these shares are held in managed accounts which may be terminated by the clients on less than 60 days' notice.

2    Managed by Omega Advisors, Inc.

3    Managed by Cobalt Capital Management Inc.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell the shares offered hereby in one or more transactions (which may include "block" transactions) on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, through the settlement of short sales or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser(s) of the shares of Common Stock for whom they may act as agent or to whom they may sell as principals, or both. The Selling Stockholders may also pledge certain of the shares of Common Stock from time to time, and this prospectus also relates to any sale of shares of Common Stock that might take place following any foreclosure of such a pledge. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

         In connection with sales of the Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock to close out short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares. If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser(s) of the shares of Common Stock for whom they may act as agent or to whom they may sell as principals, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Stockholders may also sell shares in accordance with Rule 144 under the Securities Act.

         The Selling Stockholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. There can be no assurance that the Selling Stockholders will sell any or all of the shares offered hereby.

         The Company is bearing all of the costs relating to the registration of the shares, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares, all of which will be borne by the Selling Stockholders. Hollinger Inc. has agreed to reimburse the Company for all costs incurred by it. The Company will not receive any of the proceeds from the sale of the shares.

         Pursuant to the registration rights granted to the Selling Stockholders, Hollinger Inc. has agreed to indemnify the Selling Stockholders and any person who controls a Selling Stockholder against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the Registration Statement of which this Prospectus is a part, including liabilities under the Securities Act.

         Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 and the Company's Definitive Proxy Statement dated March 27, 2001, as amended April 19, 2001, in connection with the 2001 Annual Meeting of Stockholders, all of which have been filed by the Company with the Commission, are incorporated by reference in this Prospectus.

         In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any of the above documents. Such requests should be addressed to Mark S. Kipnis, 401 North Wabash Avenue, Suite 740, Chicago, Illinois 60611 (Telephone: 312-321-2299).

                                  LEGAL MATTERS

         The validity of the securities being offered hereby is being passed upon for the Company by Torys LLP, 237 Park Avenue, New York, New York 10017.

                                     EXPERTS

         The consolidated financial statements of Hollinger International Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses in connection with the distribution of the securities being registered hereunder.

             S.E.C. registration fee*...........     $ 5,168
             Accounting fees and expenses.......       2,500
             Legal fees and expenses............       7,500
             Miscellaneous expenses.............         832
                                                     -------
                      Total.....................     $16,000
                                                     =======

----------
*    Actual fee

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of the duty of care as a director, with certain limited exceptions.

         Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

         To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

         The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification of officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

         The Company maintains a policy of liability insurance which insures its officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

ITEM 16. EXHIBITS.

         The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of its Certificate of Incorporation or By-laws or the laws of the State of Delaware, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby appoints each of Paul B. Healy and Mark S. Kipnis as attorney-in-fact with full power of substitution, severally, to execute in the name and on behalf of the registrant and each such person, individually, and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) as the attorney-in-fact acting in the premises deems appropriate and to file the same with the Securities and Exchange Commission.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of December, 2001.

                                      HOLLINGER INTERNATIONAL INC.


                                      By /s/ Lord Black, P.C., O.C.
                                         --------------------------------------
                                             Lord Black, P.C., O.C.
                                             Chairman of the Board and
                                             Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                                Title                           Date
             ---------                                -----                           ----
    /s/ Lord Black, P.C., O.C.               Chairman of the Board, Chief        December 19, 2001
 --------------------------------            Executive Officer and Director
      Lord Black, P.C., O.C.


       /s/ Dwayne O. Andreas                 Director                            December 19, 2001
 --------------------------------
         Dwayne O. Andreas


      /s/ Barbara Amiel Black                Vice President, Editorial and       December 19, 2001
 --------------------------------            Director
        Barbara Amiel Black


   /s/ The Hon. Richard R. Burt              Director                            December 19, 2001
 --------------------------------
     The Hon. Richard R. Burt


                                             Director
 --------------------------------
        Raymond G. Chambers


       /s/ Daniel W. Colson                  Vice Chairman and Director,         December 19, 2001
 --------------------------------            Deputy Chairman, Chief
         Daniel W. Colson                    Executive Officer and
                                             Director of Telegraph Group
                                             Limited


             Signature                                Title                           Date
             ---------                                -----                           ----

    /s/ Dr. Henry A. Kissinger               Director                            December 19, 2001
 --------------------------------
      Dr. Henry A. Kissinger


   /s/ Marie-Josee Kravis, O.C.              Director                            December 19, 2001
 --------------------------------
     Marie-Josee Kravis, O.C.


                                             Director
 --------------------------------
           Shmuel Meitar


   /s/ The Hon. Richard N. Perle             Co-Chairman of Hollinger            December 19, 2001
 --------------------------------            Digital Inc. and Director
     The Hon. Richard N. Perle


        /s/ F. David Radler                  Deputy Chairman, President,         December 19, 2001
 --------------------------------            Chief Operating Officer and
          F. David Radler                    Director


  /s/ The Hon. Robert S. Strauss             Director                            December 19, 2001
 --------------------------------
    The Hon. Robert S. Strauss


                                             Director
 --------------------------------
         A. Alfred Taubman


  /s/ The Hon. James R. Thompson             Director                            December 19, 2001
 --------------------------------
    The Hon. James R. Thompson


                                             Director
 --------------------------------
          Lord Weidenfeld


                                             Director
 --------------------------------
         Leslie H. Wexner


         /s/ J.A. Boultbee                   Executive Vice President and        December 19, 2001
 --------------------------------            Chief Financial Officer
           J.A. Boultbee


     /s/ Frederick A. Creasey                Group Corporate Controller          December 19, 2001
 --------------------------------            and Principal Accounting
       Frederick A. Creasey                  Officer

                                INDEX TO EXHIBITS


Exhibit                                                            Sequential
Number                   Document Description                       Page No.
------                   --------------------                       --------
5           Opinion of Torys LLP................................       20
23.1        Consent of KPMG LLP.................................       21
23.2        Consent of Torys LLP (contained in Exhibit 5)
24          Power of Attorney (See signature page)